Exhibit 10.43

Option No.: _____

CUBESMART
2007 EQUITY INCENTIVE PLAN
(As Amended and Restated, Effective June 1, 2016)

NONQUALIFIED SHARE OPTION AGREEMENT

CubeSmart, a Maryland real estate investment trust (the “Company”), grants an option to purchase common shares of beneficial interest, $.01 par value, (the “Shares”) of the Company to the Optionee named below.  The terms and conditions of the option are set forth in this cover sheet, in the attachment, and in the Company’s 2007 Equity Incentive Plan, as amended from time to time (the “Plan”).

Grant Date:
Name of Optionee:
Number of Shares Covered by Option:
Option Price per Share:  $
Vesting Start Date:

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Optionee:
Name:

Company:
	Name:	Christopher P. Marr
President and Chief Executive Officer

This is not a share certificate or a negotiable instrument.

CUBESMART 2007 EQUITY INCENTIVE PLAN
NONQUALIFIED SHARE OPTION AGREEMENT

Nonqualified Share Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.
Vesting

This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested Shares not less than 100 Shares, unless the number of Shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase Shares under this option vests as to one-third (1/3) of the total number of Shares covered by this option, as shown on the cover sheet, on each of the first three anniversaries of the Vesting Start Date (each an “Anniversary Date”), provided you then continue in service to each such Anniversary Date. The resulting aggregate number of vested Shares will be rounded to the nearest whole number, and you cannot vest in more than the number of Shares covered by this option.

Other than pursuant to the terms of this Agreement, no additional Shares will vest after your service has terminated for any reason unless otherwise provided in a severance plan adopted by the Company in which you are eligible to participate or as determined by the Committee.

Change in Control

If upon a Change in Control, the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) (the “Surviving Corporation”), and your option, to the extent it is outstanding and not yet exercised, is not assumed by, or replaced with a comparable award by, the Surviving Corporation, your right to purchase Shares under this option will become fully vested and exercisable upon such Change in Control.

Term

Your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your service terminates, as described below.

Termination In Connection with Change in Control

If (i) the Company is not the Surviving Corporation in a Change in Control, (ii) your option was assumed by, or replaced with a comparable award by, the Surviving Corporation, and (iii) your service terminates without Cause upon or within 12 months following a Change in Control (“Change in Control Termination”), your option that is outstanding and unexercised immediately prior to your date of termination will become fully vested and exercisable as of your date of termination.  For purposes of this Agreement, the term “Cause” shall have the meaning assigned to such term in any applicable Company severance plan in which you are an eligible employee, or in the absence of such a severance plan, then it shall have the meanings assigned to such term in the Plan.

Termination for Cause	If your service is terminated for Cause, then you immediately forfeit all rights to your option and the option immediately expires.
Death

If your service terminates because of your death, then your option shall become fully vested and will expire on the earlier of (a) the end of the term of your option, or (b) at the close of business at Company headquarters on the date twelve (12) months after the date of death. During the applicable period described in the preceding sentence, your estate or heirs may exercise your option.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your service not on account of your death, Disability or Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the earlier of (i) the end of the term of your option, or (ii) the date twelve (12) months after your termination date. In such a case, during the applicable period described in the preceding sentence, your estate or heirs may exercise the vested portion of your option.

Disability

If your service terminates because of your Disability, then your option shall become fully vested and will expire at the close of business at Company headquarters on the earlier of (a) the end of the term of your option, or (b) the date twelve (12) months after your termination date.  For purposes of this Agreement, the term “Disability” shall have the meanings assigned to such term in any applicable Company severance plan in which you are an eligible employee, or in the absence of such a severance plan, then it shall have the meanings assigned to such term in the Plan.

Leaves of Absence

For purposes of this option, your service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, your service will be treated as terminating 90 days after your employee leave commences, unless your right to return to active work is guaranteed by law or by a contract. Your service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your service terminates for all purposes under the Plan.
Other Termination

If your service terminates for any reason, other than death, Disability, or Cause, or a Change in Control Termination, then your option expires on the earlier of (a) the expiration of the term of your option, or (b) at the close of business at Company headquarters on the 90th day after your termination date.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many Shares you wish to purchase (in a parcel of at least 100 Shares generally). Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.
Form of Payment	When you submit your notice of exercise, you must include payment of the option price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:
 Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.


Shares which have already been owned by you for more than six months and which are surrendered to the Company. The value of the Shares, determined as of the effective date of the option exercise, will be applied to the option price.



By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes (if approved in advance by the Compensation Committee of the Board if you are either an executive officer or a director of the Company).

Withholding Taxes

You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Shares acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of Shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid and expire. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

Retention Rights

Neither your option nor this Agreement gives you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity. The Company (and any parent, Subsidiaries or Affiliates) reserves the right to terminate your service at any time and for any reason.

Recoupment Policy

If it is determined by the Board that your gross negligence, intentional misconduct or fraud caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of any Shares delivered to you pursuant to this Agreement or to effect the cancellation of unvested Shares.  In addition, you agree that you will be subject to any compensation clawback and recoupment policies that may be applicable to you as an employee of the Company, as in effect from time to time and as approved by the Board, whether or not approved before or after the Grant Date.

No Impact on Other Benefits

The value of this option and Shares covered by this option is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s Shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your share certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments

In the event of a split, a dividend or a similar change in the Shares, the number of Shares covered by this option and the option price per Share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the option in this Agreement does not create any contractual right or other right to receive any option or other grants in the future. Future grants, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your service with the Company.

The text of the Plan is incorporated in this Agreement by reference. Except as otherwise noted, capitalized terms used in this Agreement, and not otherwise defined in this Agreement, have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Optionees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Doug Tyrell (dtyrell@cubesmart.com) to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.